Exhibit 8.1

The Atlantic Building

950 F Street, NW

Washington, DC 20004-1404

202-239-3300 | Fax: 202-239-3333

DRAFT - SUBJECT TO REVIEW AND CHANGE

[Date]

Nuveen Global Cities REIT, Inc.

730 Third Avenue, 3rd Floor

New York, NY 10017

Re:	Registration on Securities Form S-11 Relating to Shares of Common Stock of Nuveen Global Cities REIT, Inc.

Ladies and Gentlemen:

We are acting as tax counsel to Nuveen Global Cities REIT, Inc., a Maryland corporation (the “Company”), in connection with the registration statement on Form S-11, File No. 333-             (as amended, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to register up to $5,000,000,000 of the Company’s common stock, par value $.01 per share, consisting of Class D Common Stock, Class I Common Stock, Class S Common Stock and Class T Common Stock (the “Shares”). This opinion letter is rendered pursuant to Item 16 of Form S-11 and Item 601(b)(8) of Regulation S-K.

You have requested our opinions as to (i) the qualification of the Company as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the accuracy of the discussion of U.S. federal income tax considerations contained under the caption “Material U.S. Federal Income Tax Considerations” in the Registration Statement.

In preparing this opinion letter, we have reviewed the Company’s Articles of Amendment and Restatement, as further amended and restated from time to time, the Registration Statement and such other documents as we have considered relevant to our analysis. In addition, the Company provided us with, and we are relying upon, a certificate (the “Officer’s Certificate”) containing certain factual representations and covenants of an officer of the Company relating to, among other things, the actual and proposed operations of the Company and the entities in which it holds direct or indirect interests. Our opinion letter is based solely on the information and representations in such documents.

Alston & Bird LLP	www.alston.com

Atlanta | Beijing | Brussels | Charlotte | Dallas | London | Los Angeles | New York | Raleigh | San Francisco | Silicon Valley | Washington, D.C.

[DATE]

For purposes of this opinion letter, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity, to the extent relevant to our opinions, of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) due execution and delivery of all such documents by all the parties thereto, (vii) the compliance of each party with all material provisions of such documents, and (viii) the accuracy and completeness of all records made available to us.

For purposes of our opinion, we have not made an independent investigation of the facts, representations, and covenants set forth in the Officer’s Certificate, the Registration Statement, or in any other document. Consequently, we have assumed, and relied on your representations, that the information presented in the Officer’s Certificate, the Registration Statement, and other documents accurately and completely describe all material facts relevant to our opinion. We have assumed that such representations are true without regard to any qualification as to knowledge or belief. Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations and covenants. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Officer’s Certificate may affect our conclusions set forth herein.

The opinions expressed herein are given as of the date hereof and are based upon the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein. In addition, as noted above, our opinions are based solely on the documents that we have examined and the representations that have been made to us and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us are, or later become, inaccurate. Our opinions are limited to the U.S. federal income tax matters specifically covered herein. We have not opined on any other tax consequences to the Company or any other person. Further, we express no opinion with respect to other federal laws or the laws of any other jurisdiction.

Based on the foregoing, we are of the opinion that:

(i) Commencing with the year ended December 31, 2018, the Company has been organized, and has operated, in conformity with the requirements for qualification and taxation of the Company as a REIT under the Code, and the present and proposed method of operation (as described in the Registration Statement and the Officer’s Certificate) of the Company will permit the Company to continue to so qualify.

(ii) The statements under the caption “Material U.S. Federal Income Tax Considerations” in the Registration Statement, to the extent they constitute matters of law, summaries of legal matters, documents or proceedings, or legal conclusions, are correct in all material respects.

[DATE]

The Company’s qualification as a REIT depends on the Company’s ongoing satisfaction of the various requirements under the Code and described in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations” relating to, among other things, the nature of the Company’s gross income, the composition of the Company’s assets, the level of distributions to the Company’s shareholders, and the diversity of the Company’s ownership. Alston & Bird LLP will not review the Company’s compliance with these requirements on a continuing basis. No assurances can be given that the Company will satisfy these requirements.

Our opinion is not binding on the Internal Revenue Service, and the Internal Revenue Service may disagree with the opinion contained herein.

No opinions other than those expressly contained herein may be inferred or implied. Also, we undertake no obligation to update this opinion letter, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein.

This opinion letter is being furnished to you for submission to the Securities Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,